Exhibit 23.1
Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 31, 2010, relating to the financial statements of Jones Soda Co. and subsidiaries (which report expresses an unqualified opinion and includes an emphasis of matter paragraph expressing substantial doubt about the Company’s ability to continue as a going concern), and the effectiveness of Jones Soda Co. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Jones Soda Co. and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington May 5, 2010